Exhibit 99.2

Canary Inc. Signs Exclusive Partnership With Serious Seeds B.V. for the Production and Distribution of Award-Winning Cannabis Seeds and Genetics

NORFOLK COUNTY, ON, DEC 12th, 2018 – Target Group Inc. (OTCQB: CBDY) announced today that its wholly owned subsidiary, Canary Rx Inc. ("Canary") has entered into a partnership with Serious Seeds B.V. (“Serious Seeds”). Serious Seeds is a world renowned and highly acclaimed Dutch seed bank known for breeding premium cannabis strains, including AK-47, Chronic, Bubble Gum, Serious Kush, Kali Mist, and White Russian.

For over 20 years, Serious Seeds have bred a curated catalogue of classic, high quality, stable cannabis genetics. Their methodical approach to perfecting an exclusive selection of now legendary strains, has gained Serious Seeds a flood of accolades and awards within the cannabis community.

“Selecting the highest quality genetics is a fundamental aspect of producing premium cannabis, so we are delighted to be joining forces with such a distinguished and globally recognized breeder as Serious Seeds”, said Randall MacLeod, CEO of Canary Rx Inc. “This is just one strategic partnership for Canary as we position ourselves to become Canada’s preferred producer of premium cannabis products”.

The groundbreaking partnership will see Serious Seeds breeding their original strains at Canary’s 44,000 sq ft facility in Norfolk County, Ontario, as well as developing new genetics for the emerging recreational market. Canary will also have exclusive access to Serious Seed’s current catalogue of strains in Canada and other legal territories, providing growers with a legal avenue to obtain world class genetics.

“Serious Seeds has placed careful consideration into selecting an appropriate cannabis producer with which to share our genetics”, said Simon from Serious Seeds. “We’ve been approached by other Licensed Producers, but Canary appealed to us because of the unrivaled talent of their growers, their superior cultivation techniques, and our shared philosophy of quality over quantity. Serious Seeds has always been about breeding the best strains, not the most strains, and that will be our continued focus”.

Serious Seeds has earned its reputation over decades, despite significant legal and regulatory restraints. Such passion, dedication and expertise is a relatively untapped resource, often overlooked by the deluge of industry newcomers. Canary will continue to seek out partnerships with veterans of the cannabis community that deserve recognition in the newly emerging legal market.

About Target Group Inc. (OTCQB: CBDY)

Target Group, Inc. is a diversified and vertically integrated progressive company with focus on both national and international presence. The Company operates a wholly owned late stage Canadian licensed producer regulated under Health Canada’s Access to Cannabis for Medical Purposes Regulations (ACMPR): Canary RX, which operates a 44,000 square foot facility located in Norfolk County, Ontario. The Company has begun structuring multiple international production and distribution platforms and intends to continue rapidly expanding its global footprint as it focuses on building an iconic brand portfolio whose focus aims at developing cutting edge Intellectual Property among the medical and recreational cannabis markets. Target Group is committed to building industry-leading companies that transform the perception of cannabis and responsibly elevate the overall consumer experience.

About Canary RX Inc.

Canary Rx Inc. ("Canary") is in the final stages of obtaining a license to cultivate cannabis under the Cannabis Act. Situated in Ontario's Garden, Norfolk County, Canary lies nestled amongst the shores of Lake Erie in a vibrant, agricultural community. Our 44,000 sq. ft. facility is engineered to meet strict quality control standards and will be equipped with the latest environmental control technology. Once complete, it's expected to produce 3,600kg of cannabis per year. Canary is currently positioning itself as a premium cannabis lifestyle brand, with a focus on producing pure, curated, cannabis products. Our modern, minimalist branding will grow with the company, and evolving social and political conditions, situating us to appeal to both medical and recreational markets.

About Serious Seeds B.V.

Serious Seeds is the home of the classic, proprietary, award-winning cannabis strains AK-47, Bubble Gum, Chronic, Kali Mist, White Russian, Warlock, Double Dutch, Biddy Early, Motavation, Serious 6, Autoflowering White Russian #1, Serious Happiness, Serious Kush, CBD-Chronic, CBD-enriched Warlock and Strawberry-AKeil. We offer the best quality cannabis strains available in the market since 1994. As of November 2018, our strains have received more than 101 awards in different Cannabis competitions around the world. Our philosophy is to develop easy to grow, stable, and homogenous genetics for medicinal and recreational cannabis users.

Forward-Looking Statements Disclaimer: This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

Rubin Schindermann

Chief Executive Officer

647 927 4644

SOURCE: TARGET GROUP Inc.